Exhibit 3.1

THIRD AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: May 11, 2011

Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the “Company”), effective May 11, 2011, the Amended and Restated Bylaws of the Company, as amended May 12, 2010 and April 13, 2011 (the “Bylaws”), are amended as follows.

Section 3.2 of the Bylaws is hereby amended by replacing the first sentence of Section 3.2 with the following: “The authorized number of directors shall be five (5) until changed by a proper amendment to this Section 3.2.”